UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Allianz Funds
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August 29, 2012

Dear Valued Shareholder,

We would like to inform you about an important initiative regarding the Allianz AGIC Growth Fund (the “Fund”).

If you held shares of the Fund as of May 1, 2012, and still have not voted in the current ongoing proxy solicitation, please be advised that you will be receiving additional proxy voting information shortly.

The shareholder meeting for the Fund previously scheduled for July 18, 2012, and adjourned to August 15, 2012, has been now been adjourned again to September 19, 2012, as we are still in need of additional voter participation.

Allianz Global Investors is requesting your vote for the Fund’s proposal to approve RCM Capital Management LLC (“RCM”) as the new sub-adviser to the Fund. We believe the Fund will benefit from a transition to RCM’s Focused Growth investment approach, which has exhibited a strong long term performance record, as well as certain fee reductions in connection with the sub-adviser change.

The Fund has received an overwhelmingly favorable response from voting shareholders for the proposal but requires additional voting participation. As a valued shareholder, your vote is very important. Please vote to make sure your shares are represented at the Special Meeting in person or by proxy, no matter how many shares you own.

Upon receipt of the proxy information you will soon receive, please refer to the ID/Control number referenced on your ballot and feel free to contact us at 1-800-591-6313 between 9:00 a.m. and 10:00 p.m. Eastern time, Monday through Friday, so that we can assist you in recording your vote.

We appreciate the opportunity to service your investment needs.

Sincerely,

Brian Shlissel

President